SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
October 2, 2007 (September 27, 2007)
Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2515 McKinney Avenue, Suite 1200
Dallas, TX 75201

(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (214) 303-3400
Not Applicable.

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
     On October 2, 2007, the Company issued a press release announcing a reduction in the Company’s earnings guidance for the quarter ended September 30, 2007 and for the year ended December 31, 2007 and a planned reduction in the Company’s workforce. A copy of the release is furnished as an exhibit to this report
Item 2.05 Costs Associated with Exit or Disposal Activities.
     On September 27, 2007, a plan was approved to reduce the Company’s workforce by approximately 600-700 positions. The decision to reduce employment is part of the Company’s multi-year productivity initiative to increase efficiency and capability of our Dairy Group operations. The reduction will begin with a voluntary reduction program followed by an involuntary reduction, if necessary. The program is expected to conclude by the end of October 2007. The proposed workforce reduction will affect Dairy Group employees from across the country. The Company expects to take restructuring charges for termination benefits related to this plan in the third and fourth quarters of 2007. At this time the Company has not completed an estimate of the total amount or range of amounts of expected charges. The Company will file an amendment to this Form 8-K when we make a determination of the charges.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	News Release dated October 2, 2007 regarding the Company’s reduction in force and reduction in earnings guidance.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2007	DEAN FOODS COMPANY
	By:	/s/ Ronald L. McCrummen
Ronald L. McCrummen
Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release Dated October 2, 2007